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                                                                  EXHIBIT (a)(3)


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                       OF
                          PRUDENTIAL DIVERSIFIED FUNDS


         This Certificate of Amendment to Certificate of Trust is being executed as of September 4, 2001 for the purpose of amending the Certificate of Trust of Prudential Diversified Funds (the "Trust") filed with the Secretary of State of the State of Delaware on September 4, 2001 pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").

         The undersigned hereby certifies as follows:

         1.       The name of the Trust is Prudential Diversified Funds.

         2. The amendment to the Certificate of Trust of the Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Trust.

         The First Article of the Certificate of Trust of the Trust is hereby amended in its entirety to read as follows:

                  "1. Name. The name of the business trust formed hereby is Strategic Partners Asset Allocation Funds."

         3. This Certificate of Amendment to the Certificate of Trust of the Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment as of the day and year first above written.


                                           TRUSTEE:


                                           /s/ Robert F. Gunia
                                           -------------------
                                           Robert F. Gunia